UNITED STATES
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Yahoo! Inc.

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Yahoo! Inc. issued the following press release on July 17, 2008.
YAHOO! SENDS LETTER TO STOCKHOLDERS URGING SUPPORT FOR ITS
CURRENT BOARD
Says Icahn/Microsoft Agenda Not In Best Interests of Yahoo! Stockholders
SUNNYVALE, Calif., July 17, 2008 — Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, today sent the following letter to all stockholders from Chairman Roy Bostock and CEO Jerry Yang:
Dear Fellow Stockholder:
The recently-formed Carl Icahn-Microsoft alliance continues to make misleading statements about their plans for Yahoo!. Your Board of Directors believes strongly that the Icahn-Microsoft agenda — as presented to us jointly last week — will destroy stockholder value at Yahoo!, serving only their very narrow special interests, clearly not your interests.
Your Board continues to work to maximize value for you and is taking the following steps to do so:
•	Moving forward with our strategic plan and strategies to lead in online advertising — with both search and display;

•	Preparing to implement our recently signed commercial agreement with Google that will increase cash flow;

•	Continuing to explore other ways to unlock value and return value to you such as unlocking the value of our Asia assets; and

•	Remaining open to negotiating a value creating transaction (including with Microsoft) that provides real and certain value — not just the possibility of value.
In contrast, let’s review Carl Icahn’s brief involvement with the Company to date.
Carl Icahn bought his stock two months ago for an estimated average cost of less than $25 per share. He is well-known as a corporate agitator with a short-term approach to his investments. His short-term approach gives Mr. Icahn a strong incentive to strike any deal with Microsoft that enables him to recover his investment and get back his money quickly, even a deal that does not provide full and fair value to you. Is that in the interests of all stockholders? Clearly, it is not.
Mr. Icahn has severely handicapped himself in his ability to negotiate a favorable transaction with Microsoft. Why?
•	Mr. Icahn has made it clear that his only objective is to sell part or all of Yahoo! to Microsoft. That fact, combined with his lack of an operating plan going forward, means that he will have no leverage to negotiate a fair deal with Microsoft. He has set himself up for failure.

•	Second, Mr. Icahn and his slate lack the working knowledge of Yahoo! and its Internet business needed to do two things that are required to successfully deliver a value-enhancing transaction for Yahoo! stockholders. First, they do not have the detailed knowledge to negotiate a complex restructuring of a large, innovative high technology company in a rapidly changing environment. Second, they do not have the hands-on experience to manage and lead Yahoo! during the approximately one year period estimated to be required to gain regulatory approval for a deal or to manage and lead the remainder of the Company (non-search) after a transaction is completed. Don’t take our word for that. Mr. Icahn will be calling the shots if his slate wins and yet Mr. Icahn himself told the Wall Street Journal last fall: “Technology hasn’t really been one of the things I’ve focused on too much before” and “It’s hard to understand these technology companies.” That’s why you need a knowledgeable, experienced and independent board to represent your interests vis-a-vis Microsoft.
Mr. Icahn can’t make up his mind about what he thinks will work for Yahoo!. He bought his position believing that he could bring Microsoft back to buy all of Yahoo!, at one point suggesting we publicly offer to sell Yahoo! to Microsoft for $34.375. But he didn’t do enough due diligence to determine what your Board already knew: that it was Microsoft’s decision to walk away and that it had rebuffed repeated efforts by your independent directors to get a whole company acquisition back on the table. Recognizing that a sale to Microsoft might not be an option, Mr. Icahn said as an alternative that we should enter into an agreement with Google (which we were already negotiating and subsequently signed), and that we should walk away from Microsoft’s search-only proposal (which we did after careful evaluation of that proposal). Then, in an extraordinary flip flop, Mr. Icahn teamed up with Microsoft and embraced their latest joint search-only proposal — even though it involved significant execution and operational risks and was fraught with flaws that made the “headline value” asserted by Microsoft and Mr. Icahn more illusion than reality.
How can Yahoo! stockholders trust Mr. Icahn to deliver what he claims he can deliver when his actions have been so contradictory —and when all he has delivered so far is a risky proposal of questionable value from his new friends at Microsoft? Yes, the Microsoft/Icahn proposal is somewhat of an improvement over Microsoft’s last search-only proposal, but no one should confuse a modestly improved offer with a good offer. The Icahn/Microsoft proposal was more “smoke and mirrors” than objective reality.
Now let’s turn to the recent marriage of convenience between Microsoft and Mr. Icahn.
This “odd couple” collaboration — between two parties with keenly different agendas — is indeed perplexing. Why does Mr. Icahn believe he can count on Microsoft to complete a transaction? Certainly Microsoft is a well-respected and successful company and we have been clear that we are fully prepared to do a deal with them. But Microsoft’s flip flops and inconsistencies over the past five months are so stupefying that one can only conclude that Microsoft was never fully committed to acquiring Yahoo! either because:
•	Microsoft can’t decide what is and isn’t strategically important to its online business;
or

•	Microsoft is more interested in destabilizing a key competitor so that it can either enhance its competitive position or buy our highly valuable search business — and the enormously desirable intellectual property associated with it — at a bargain basement price.
Microsoft desperately needs to improve the performance of its online services business (consisting of its search and display assets) which, cumulatively since 2003, has lost money despite billions of dollars of investment. And yet Mr. Icahn would ignore this track record and its implications for his fellow Yahoo! stockholders, swallowing a deal that leaves Yahoo!’s future dependent, in part, on Microsoft’s ability to monetize search. And, as Mr. Icahn has himself pointed out, it would eliminate any opportunity we may have to sell the entire Company for an attractive premium.
In contrast to the conflicting and confusing statements emanating from the Icahn-Microsoft alliance, your Board and management have been crystal clear about our position.
First, we will sell the entire Company to Microsoft for $33 per share or more if Microsoft will negotiate a transaction that delivers certainty of value and certainty of closing. This is the simplest, most straightforward way to maximize value for you.
Second, we remain open to selling only search to Microsoft as long as it provides real value to our stockholders and resolves the substantial execution and operational risks associated with the separation of our search and display businesses.
Third, your Board takes seriously its obligation to examine all value-creating steps it could take and continues to actively examine many of these now, including a potential spin-off of our Asia assets and a return of cash to stockholders. These are steps Yahoo! could take, if we determine they are feasible and in our stockholders’ best interests, without any “help” from Microsoft or Mr. Icahn. But they are complex steps that require care and prudence. These should not be adopted simply because Mr. Icahn and Microsoft are trying to dress up Microsoft’s inadequate search-only proposal.
While your Board continues to evaluate the foregoing avenues, your current Board and management continue to execute on our strategy to grow the value of our unique collection of assets. That strategy is working and we believe it can result in substantial double digit growth in operating cash flow as we move forward. Our recently executed search advertising agreement with Google reflects our commitment to achieving our strategic goals, while preserving flexibility to pursue a sale of the Company or even, on the right terms, a sale of our search business.
Please compare and contrast the straightforward, responsible actions and positions of your Board of Directors with the behavior of Mr. Icahn and Microsoft.
There you have the situation, as we see it, put as simply and clearly as we can. We believe the Icahn slate and agenda present significant risk to your investment in Yahoo!. We believe you cannot count on Microsoft to bail out Mr. Icahn’s misguided agenda, at least not on terms that are in the best interests of Yahoo! stockholders.
In contrast, your Board remains fully prepared to represent your interests aggressively and conscientiously in the effort to maximize value — whether that takes the form of negotiating a transaction that provides full and fair value, with certainty; finding other ways to unlock and return value to you; or moving forward with our accelerated strategies to lead in online advertising.
Your Board of Directors remains committed to maximizing stockholder value. It is — and will remain — our number one priority. Do not be fooled into thinking otherwise by Carl Icahn.
We strongly urge you to vote your WHITE Proxy Card today for your current Board of Directors.
Thank you for your support.

Roy Bostock	Jerry Yang
Chairman of the Board	Chief Executive Officer
If you have any questions about voting your shares, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: yahoo@mackenziepartners.com
Forward-Looking Statements
This letter contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s projected financial performance as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this letter due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the expected benefits of the commercial agreement with Google may not be realized, including as a result of actions taken by United States or foreign regulatory authorities and the response or acceptance of the agreement by publishers, advertisers, users and employees; the implementation and results of Yahoo!’s ongoing strategic initiatives; the impact of organizational changes; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; potential continuing uncertainty arising in connection with Microsoft’s various proposals to acquire all or a part of Yahoo! and the announced intention by Carl Icahn to seek control of our Board of Directors; the possibility that Microsoft or another person may in the future make other proposals, or take other actions which may create uncertainty for our employees, publishers, advertisers and other business partners; and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation relating to such proposals. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this letter is as of July 17, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this letter.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Media Contacts:
Yahoo! Inc.
Brad Williams, 408-349-7069 (Media)
bhw@yahoo-inc.com
Marta Nichols, 408-349-3527 (Investors)
mnichols@yahoo-inc.com
or
The Abernathy MacGregor Group for Yahoo! Inc.
Adam Miller, 212-371-5999 (Media)
alm@abmac.com
Winnie Lerner, 212-371-5999 (Media)
wal@abmac.com